Exhibit 10.20

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is entered into as of May 19, 2006, between TenFold Corporation, a Delaware corporation (the “Company”), and Nancy M. Harvey (the “Executive”).

RECITALS

WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated as of January 11, 2001, that certain Amendment to Employment Agreement, dated as of February 28, 2002, that certain Amendment No. 2 to Employment Agreement, dated as of May 22, 2002, that certain Amendment No. 3 to Employment Agreement, dated as of January 11, 2003, and that certain Amendment No. 4 to Employment Agreement, dated as of August 28, 2003 (collectively, the “Employment Agreement”); and

WHEREAS, any defined term used in this Agreement but not defined herein shall have the meaning ascribed to such term in the Employment Agreement; and

WHEREAS, the Company and Executive wish to end their employment relationship amicably and to settle any disputes; and

WHEREAS, in order to conserve needed cash to continue its operations, the Company has agreed to certain option provisions in consideration of Executive’s undertakings herein, including but not limited to Executive’s release of claims, including but not limited to discrimination claims and common law claims under her employment agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereby agree as follows:

1. Termination. The parties hereby agree that Executive was terminated without “Cause” (as that term is defined in the Employment Agreement), effective as of December 17, 2005, from every employee and officer position which she has held with the Company. As of the date that Executive signs this Agreement, Executive hereby resigns from her position as a member of the Board of Directors of the Company.

2. Severance Payment and Benefits.

(a) Severance Payment. The parties agree that Executive shall be entitled to receive a monthly severance benefit, payable through the Company’s normal bi-weekly payroll, aggregating $150,000. Such monthly severance benefit shall be equal to $12,500, subject to the Company’s normal withholding practice. Executive acknowledges that she received the first installment of her monthly severance benefit on December 30, 2005, and that such monthly severance benefit shall continue to be paid in bi-weekly installments until the last installment is paid on December 15, 2006.

(b) Health Insurance Benefits. The parties agree that if Executive elects to continue to receive health insurance benefits following the date of termination, the Company shall pay the full cost of such continuation of coverage through COBRA (both the employer share and the employee share) for so long as Executive is entitled to such coverage, but in no event beyond June 17, 2007. The Company acknowledges that Executive properly has elected COBRA, and the Company represents and warrants that it has made all required COBRA payments to date, and agrees that it will make timely COBRA payments until the earlier of June 30, 2007 or notification by Executive that she has terminated her COBRA coverage.

(c) Common Stock. The parties agree that all restrictions on Executive’s shares described in Sections 4(b) and 5(b) of the Employment Agreement shall lapse causing full vesting of all such shares as of the date of termination.

3. Additional Consideration.

A. Options.

(a) The parties acknowledge and agree that Executive holds outstanding options granted under the Tenfold Corporation 1993 Flexible Stock Incentive Plan (as amended October 26, 1998), the Tenfold Corporation 1999 Stock Plan, and the Tenfold Corporation 2000 Employee Stock Option Plan (collectively, the “Stock Option Plans”), which are incorporated by reference herein except as provided in this Agreement.

(b) Definitions. For purposes of this Agreement, the following terms shall have the meaning ascribed to them herein:

“2000 Options” means the (i) 300,000 stock options granted Executive on July 11, 2000, at an exercise price of $9.8125 per share and (ii) 1,000,000 stock options granted Executive on December 15, 2000, at an exercise price of $1.6250 per share.

“Other Options” means the (i) 640,000 stock options granted Executive on April 17, 2001, at an exercise price of $0.35 per share and (ii) 1,000,000 stock options granted Executive on February 28, 2002, at an exercise price of $0.38 per share.

“Cancelled Options” means the stock options previously granted Executive listed on Exhibit A hereof.

“Jeff Options” means the 360,000 stock options originally granted Executive on April 17, 2001, at an exercise price of $0.35 per share that Executive later transferred to Jeff Harvey.

(c) The Company has taken or immediately will take all steps to amend, and the 2000 Options are hereby amended to provide for an exercise price of $0.01 above the closing price of TenFold Common Stock on the date of execution of this Agreement by both parties hereto and the expiration periods with respect to such options shall remain July 11, 2010, and December 15, 2010, respectively.

(d) The Company has taken or immediately will take all steps to amend, and the Other Options are hereby amended to provide for an expiration date of December 15, 2010.

(e) The Cancelled Options are hereby cancelled and shall have no further force and effect. Executive hereby represents and warrants that she has no rights or claims to acquire the Company’s capital stock other than pursuant to the 2000 Options and the Other Options, or as a member of the general public, on the same terms as other members of the general public. For avoidance of doubt, the Jeff Options remain issued and outstanding pursuant to their existing terms.

(f) The 2000 Options, the Other Options and Jeff Options became fully vested as of the date of Executive’s termination of employment.

(g) In the event of any future corporate transaction involving the Company, or in the event of any future fundamental corporate change with respect to the Company, Executive’s stock options shall be adjusted in accordance with the terms of the applicable Stock Option Plan and the impact of such adjustment on Executive’s stock options shall be no less favorable than the impact on the stock options held by any other option holder. In the event the Company provides for certain options or optionholders to be treated differently than other options or optionholders, the Company shall exercise its reasonable best efforts to insure that Executive shall be permitted to choose from among such alternative treatment methods the manner in which her outstanding options shall be treated, and the Company shall provide Executive with a complete and accurate description of the alternative treatment methods, such that Executive is able to make such determination. In addition, notwithstanding the provisions of the Stock Option Plans, if (i) there occurs a Corporate Transaction within 36 months of the date hereof, and (ii) such Corporate Transaction results in the then outstanding shareholders of the Company immediately before the Corporate Transaction or their affiliates retaining, immediately after the Corporate Transaction, more than 20% of the shares of the surviving, continuing, successor or purchasing company or other business entity or parent thereof, as the case may be, (“Acquiring Entity”), then the 2000 Options and Other Options shall not be cancelled pursuant to the Stock Option Plans and the Acquiring Entity shall either assume the Company’s rights and obligations under such options or substitute for such options substantially equivalent options for the Acquiring Entity’s equity. A “Corporate Transaction” includes but is not limited to a sale of all or substantially all of the Company’s assets, or a merger, consolidation or other capital reorganization of the Company with or into another corporation or entity including taking the Company private.

(h) During the 3 years from the date of this Agreement and subject to applicable law, upon the exercise of any of the 2000 Options or the Other Options by Executive in connection with or following an announced Corporate Transaction, the Company shall permit or cause the Acquiring Entity to permit Executive to pay the applicable exercise price and withholding taxes pursuant to any of the methods authorized by the Company or Acquiring Entity with respect to other holders of options under such plans and, in addition, the Company shall or cause the Acquiring Entity to permit Executive to pay the applicable exercise price and withholding taxes pursuant to either one or both of the following methods, as determined by the Company or the Acquiring Entity in its sole discretion: (i) by authorizing the Company or Acquiring Entity to withhold shares, pursuant to a broker-assisted cashless exercise program, subject to the option having a fair market value equal to the aggregate exercise price and applicable withholding taxes or (ii) by issuing a full recourse promissory note to the Company or Acquiring Entity payable in full not earlier than 18 months after the date of exercise, accruing interest at a rate equal to Bank of America’s publicly announced prime rate as of the date of exercise and secured by the shares purchased pursuant to such exercise. During the 3 years from the date of the Agreement and subject to applicable law, upon the exercise of any of the 2000 Options or the Other Options by Executive other than in connection with or following an announced Corporate Transaction, the Company shall permit or cause the Acquiring Entity to permit Executive to pay the applicable exercise price pursuant to any of the methods authorized by the Company or Acquiring Entity with respect to other holders of options under such plans and, in addition, the Company shall or cause the Acquiring Entity to permit Executive to pay the applicable exercise price pursuant to either one or both of the following methods, as determined by the Company or the Acquiring Entity in its sole discretion: (i) by authorizing the Company or Acquiring Entity to withhold shares, pursuant to a broker-assisted cashless exercise program, subject to the option having a fair market value equal to the aggregate exercise price or (ii) by issuing a promissory note to the Company or Acquiring Entity payable in full not earlier than 18 months after the date of exercise, accruing interest at a rate equal to Bank of America’s publicly announced prime rate as of the date of exercise and secured by the shares purchased pursuant to such exercise.

B. Computer. Executive is entitled to keep the personal computer equipment provided to her by the Company, including laptop computers, a home office computer and a printer as well as all accessories, but excluding any information thereon of which Executive is aware that is proprietary to the Company.

C. Additional Payment. The Company agrees to pay Executive $300,000 on January 2, 2007, subject to normal withholding and other payroll practices, in a lump sum payment, by check sent by Federal Express to Executive’s home address on the Company’s records (or such other address as Executive may provide in writing).

D. Vacation Pay. Executive and the Company acknowledge and agree that the Company has paid Executive for accrued vacation time on February 28, 2006, in the amount of $14,423.08. Executive waives and releases the Company from any claims for accrued vacation in excess of this amount which amounts are in dispute.

4. Non-Solicitation.

(a) For the period ending one year from the date that Executive executes this Agreement (“Restricted Period”), Executive (i) shall not solicit to leave the employ of the Company or hire any officer, employee or consultant of the Company; (ii) shall not solicit or take away the business of any of the customers or accounts of the Company, which were solicited or served by Executive at any time during Executive’s employment; (iii) shall not acquire, or assist any other party in acquiring, any shares of the Company for purposes of gaining control of the Company, or otherwise seek, or assist any other party in seeking any shares of the Company for purposes of gaining control of the Company; and (iv) shall not breach any term or condition of her Employee Proprietary Information and Invention Assignment Agreement, dated July 10, 2000, which shall remain in full force and effect during and after the Restricted Period.

(b) Executive acknowledges and agrees that because of the nature of the business in which the Company is engaged and because of the nature of the confidential information to which Executive had access during her employment, it would be impractical and excessively difficult to determine the actual damages of the Company in the event Executive breached any of the covenants of subsection (a), and remedies at law (such as monetary damages) for any breach of Executive’s obligations under subsection (a) would be inadequate. Executive therefore agrees and consents that if she commits any breach of a covenant under subsection (a), the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of subsection (a) that is finally determined to be unenforceable, Executive and the Company hereby agree that this Agreement or any provision hereof shall be reformed in a manner that retains as much of the original intent of the Agreement as is both practicable and consistent with applicable law. If, subsequent to the Company seeking any relief under this Paragraph 4, the Company fails to prove that Executive breached a covenant, the Company will be fully liable for any fees or expenses Executive has incurred in defending herself against such a claim.

5. Release by Executive. In consideration of the agreements set forth in Paragraph 3, Executive knowingly and voluntarily on behalf of herself and any spouse, dependents, descendants, ancestors, representatives, heirs, executors, administrators, grantees, assigns and successors-in-interest of Executive, and each of them, hereby irrevocably and unconditionally completely releases and forever discharges the Company, all parent companies, subsidiaries, affiliates and related entities, together with all of their current, former and future stockholders, directors, partners, members, managers, officers, employees, agents, representatives, insurers, attorneys, assigns, predecessors, successors, and the like, and all persons or entities acting by, through, under or in concert with any of them (hereinafter the “Company Released Parties”), from any and all claims, charges, complaints, liabilities, obligations, promises, agreements, controversies, damages or causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, of whatever kind or nature, whether known or unknown, suspected or unsuspected, which Executive now has or has at any time heretofore had, relating to or arising out of (a) any claims arising out of or related to Executive’s employment with the Company and the termination of that employment (b) any contracts or agreements, express or implied (including but not limited to any claims arising out of or related to the Employment Agreement and the Restricted Stock Bonus Agreement, dated as of April 17, 2001; (c) any state, municipal or Federal constitution, statute, regulation, ordinance, order or common law, including, but not limited to: rights under federal, state, municipal, or local laws prohibiting age or other forms of discrimination, including any claims under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq.; and/or (d) any action based on misrepresentation, fraud, work place injury, breach of public policy, contract, quasi-contract, implied contract, an accounting, wrongful or constructive discharge, breach of covenant of good faith and fair dealing, libel, slander, malicious prosecution, negligent or intentional infliction of emotional distress, discrimination on any basis prohibited by law, negligence, interference with business opportunity or with contracts, unfair practices arising out of acts or omissions occurring prior to the execution of this Agreement, or any other tort; which, as of the date Executive signs this Agreement, Executive has, owns or holds or claims to have, own or hold, or which Executive at any time prior thereto, had owned or held, or claimed to have had, owned or held against any of the Company Released Parties. Executive further agrees to waive irrevocably any right to recover under any claim that may be filed on Executive’s behalf by or with the EEOC or any other federal, state or local court or other governmental entity, relating to Executive’s employment with the Company or the termination of that employment; provided, however, that the foregoing release does not prevent Executive from enforcing this Agreement pursuant to its terms.

6. Waiver of Unknown Claims by Executive. In connection with the foregoing release, Executive acknowledges that she is aware that she may later discover facts in addition to or different from those which she currently knows or believes to be true with respect to the subject matters of the foregoing release, but that it is Executive’s intention hereby fully, finally and forever to settle and release all of these matters which now exist, may exist, or previously existed between Executive and the Company Released Parties, whether known or unknown, suspected or unsuspected, to the date of Executive’s execution of this Agreement, relating to the Executive’s employment with the Company or the termination of that employment. In furtherance of such intent, the release provided for in Paragraph 5 shall be and shall remain in effect as full and complete releases, notwithstanding the discovery or existence of such additional or different facts. Executive agrees that the release provided for in Paragraph 5 above shall apply to all unknown or unanticipated claims as well as those known and anticipated. In this regard, Executive specifically waives the benefits of any provision of any state law providing that a general release does not extend to claims, which if known by her, would have affected her decision to grant the release, including but not limited to Section 1542 of the Civil Code of the State of California, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.

7. Release by the Company. In consideration of the agreements set forth in this Agreement, the Company knowingly and voluntarily, on behalf of the Company and all of the other Company Released Parties, hereby irrevocably and unconditionally completely releases and forever discharges Executive and any spouse, dependents, descendants, ancestors, representatives, attorneys, heirs, executors, administrators, grantees, assigns and successors-in-interest of Executive (hereinafter, “Executive Released Parties”), from any and all claims, charges, complaints, liabilities, obligations, promises, agreements, controversies, damages or causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, of whatever kind or nature, whether known or unknown, suspected or unsuspected, which the Company now has or has at any time heretofore had, relating to or arising out of (a) any claims arising out of or related to Executive’s employment with the Company, or related to or regarding the performance of or failure to perform Executive’s duties or service as an employee, officer or member of the Board of Directors of the Company or any other capacity with the Company; (b) any contracts or agreements, express or implied (including but not limited to any claims arising out of or related to the Employment Agreement); and/or (c) any state, municipal or Federal constitution, statute, regulation, ordinance, order or common law; and/or arising out of acts or omissions occurring prior to the execution of this Agreement, or any other tort; which, as of the date the Company signs this Agreement, the Company has, owns or holds or claims to have, own or hold, or which the Company at any time prior thereto, had owned or held, or claimed to have had, owned or held against any of the Executive Released Parties.

8. Waiver of Unknown Claims by the Company. In connection with the foregoing release, the Company acknowledges that it is aware that it may later discover facts in addition to or different from those which it currently knows or believes to be true with respect to the subject matters of the foregoing release, but that it is the Company’s intention hereby fully, finally and forever to settle and release all of these matters which now exist, may exist, or previously existed between the Executive Released Parties and the Company Released Parties, whether known or unknown, suspected or unsuspected, to the date of the Company’s execution of this Agreement, relating to Executive’s employment with the Company or the termination of that employment. In furtherance of such intent, the release provided for in Paragraph 7 shall be and shall remain in effect as full and complete releases, notwithstanding the discovery or existence of such additional or different facts. The Company agrees that the release provided for in Paragraph 7 above shall apply to all unknown or unanticipated claims as well as those known and anticipated. In this regard, the Company specifically waives the benefits of any provision of any state law providing that a general release does not extend to claims, which if known by it, would have affected its decision to grant the release, including but not limited to Section 1542 of the Civil Code of the State of California, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.

9. Consulting with Attorney; 21 Days; Right to Revoke.

(a) The Company advises Executive to consult with an attorney prior to executing this Agreement, including the general release contained herein. Executive acknowledges and understands that by signing this Agreement she is releasing, among all other claims, any potential claim for age discrimination under the Age Discrimination In Employment Act, as amended. Executive agrees that she has had the opportunity to consult counsel and further acknowledges that she has been given up to 21 days to decide whether she wishes to execute this Agreement, including the general release contained herein. Executive acknowledges that certain consideration she has received for the waiver of any claim under the federal Age Discrimination and Employment Act, including the payments provided in Paragraph 3 of this Agreement, is in addition to anything of value to which she is otherwise entitled. Executive agrees that she has carefully read this Agreement, and the general release contained herein, and understands its contents, that she signs this Agreement voluntarily, with a full understanding of its significance and intending to be bound by its terms.

(b) Executive may revoke and cancel this Agreement at any time within seven days after execution of this Agreement, including the general release contained herein, by providing written notice of revocation to the Company (specifically, to the attention of the Company’s Chief Executive Officer or Chief Financial Officer). If she does so revoke, this Agreement shall be null and void and the Company shall have no obligation to provide the consideration specified in this Agreement. This Agreement, including the general release contained herein, shall not become effective and enforceable until after the expiration of this seven-day revocation period; after such time, if there has been no revocation, the Agreement and the general release contained herein shall be fully effective and enforceable. The Effective Date of this Agreement shall be the eighth (8th) day after the date of Executive’s execution of this Agreement.

10. Confidentiality and No Disparagement. Except as provided in this Paragraph, the parties agree that they each shall keep the terms and provisions of this Agreement absolutely confidential and shall not disclose such terms or provisions to any other person with the sole exception of immediate family members, personal accountants and advisors, counsel, or as required by law or legal process (including, without limitation, in public filings made by the Company with the Securities and Exchange Commission), or to comply with this Agreement. The Company agrees that its current and future officers, directors, or management will not engage in any form of conduct, or make any affirmative statement or representation, that disparages or otherwise harms the reputation, goodwill or commercial interests of Executive or any of the Executive Released Parties. Executive agrees not to engage in any form of conduct, or make any affirmative statement or representation, that disparages or otherwise harms the reputation, goodwill or commercial interests of any of the Company Released Parties.

11. Indemnity.

(a) The Company hereby agrees to indemnify and to hold harmless Executive from and against all losses, damages, liabilities, costs, and expenses, including reasonable attorneys’ fees, incurred by Executive by reason of or arising out of the performance by Executive of duties or services on behalf of the Company as an employee, member of the Board of Directors, officer, or any other capacity, provided that Executive complies with subsection (b) herein.

(b) Promptly after receipt by Executive of notice of any action or claim with respect to which indemnification is to be sought by Executive, Executive shall notify the Company of such claim, action, or proceeding. Executive shall have the right to select counsel to represent her, at the Company’s expense, provided that such counsel shall be approved by the Company, such approval not to be unreasonably withheld.

(c) The Company agrees that it will not alter the indemnification provisions in its current or future charter or by-laws or its current or future Directors and Officers Liability Insurance Policies so as to give Executive less protection thereunder with respect to periods during which Executive served the Company as an executive officer, director or employee than is afforded to other executive officers, directors or peer employees, as the case may be, with respect to periods during which they serve or had served the Company.

(d) The Company shall provide insurance coverage as set forth in Exhibit A.

12. Company Property. Executive warrants that she has returned to the Company all credit cards, keys, and software pertaining to or owned by the Company. The Company acknowledges that Executive is entitled to keep the personal computer equipment provided to her by the Company, pursuant to Paragraph 3(b). Executive agrees to promptly engage in a diligent search for any records, documents, reports, files or memoranda and other physical or personal property in her possession pertaining to or owned by the Company and that, if she discovers any such property in the future, she will provide these to the Company by submitting them to a shipping company for packaging, handling and shipment at the Company’s pre-paid costs.

13. Modifications. No modification, amendment or waiver of any of the provisions of this Agreement shall be binding upon any party to this Agreement unless made in writing and signed by all of the parties hereto.

14. Severability. In the event that any provision of this Agreement, or portion thereof, shall be held to be void, voidable, unlawful or for any reason unenforceable, the remaining provisions or portions of this Agreement shall remain in full force and effect provided, however, that if the releases provided for in Paragraphs 5 and 7 above (or any part thereof) are found to be invalid, the parties shall negotiate modifications to such releases to ensure the maximum enforceability permitted by law.

15. No Claims or Suits. Executive represents and warrants that she has not filed any statutory, civil, or administrative complaint, charge or lawsuit of any kind with any court, agency or tribunal of any kind, against the Company or any of the Company Released Parties asserting any claim released under this Agreement. The Company likewise represents and warrants that it has not filed any statutory, civil, or administrative complaint, charge or lawsuit of any kind with any court, agency or tribunal of any kind, against Executive or any of the Executive Released Parties asserting any claim released under this Agreement. The parties agree that this Agreement and the consideration exchanged in this Agreement is contingent upon these representations and warranties. Executive and the Company also represent and warrant that they have not assigned or transferred, or purported to assign or transfer, any claim or any portion thereof or interest therein which is released in this Agreement to any person or entity. Executive and the Company covenant and agree not to bring or assert, or to induce or assist any other person to bring or assert any claim released under this Agreement.

16. Entire Agreement. This Agreement sets forth the entire agreement of the Company and Executive with respect to the subject matter hereof except that notwithstanding the foregoing or any other provision of this Agreement, that the Employee Proprietary Information and Invention Assignment Agreement, dated July 10, 2000, will remain in full force and effect and the Stock Option Plans referred to in paragraph 3 above and applicable agreements shall remain in effect as modified herein.

17. Governing Law; Consent to Suit.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, where Executive maintained her office from which she performed her duties.

(b) The parties hereto irrevocably consent to jurisdiction in the courts of the State of Illinois for resolution of any claim or dispute arising hereunder, and such shall be the exclusive forum for the resolution of such claim or dispute.

18. Counterparts. This Agreement may be executed in counterparts and by fax, which together shall constitute one instrument.

19. Legal Fees. Each party shall bear their respective costs and expenses in connection with negotiating this Agreement, including but not limited to the payment of the fees and expenses of their respective attorneys, except that TenFold will reimburse $10,000 of legal fees incurred by Executive in connection with this agreement, within 5 business days of receipt by TenFold from Executive of evidence substantiating such legal fees.

[Remainder of Page Intentionally Left Blank]

PLEASE READ CAREFULLY. THE GENERAL AND SPECIAL RELEASES IN THIS A GREEMENT INCLUDE A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

/s/ Nancy M. Harvey
NANCY M. HARVEY

Dated: 19 May 2006

TENFOLD CORPORATION

By:	/s/ Robert P. Hughes
Name:	Robert P. Hughes
Title:	CFO and Chief of Staff

Dated: 5/19/06

Exhibit A

Cancelled Options

Grant Date	Option Shares	Exercise Price
02/19/2003	250,000	0.1800
08/28/2003	2,500,000	1.3300
08/28/2003	1,250,000	1.3300
02/04/2004	1,000,000	3.8000
02/25/2005	1,000,000	0.4300

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